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                                                                     EXHIBIT 5.1



                                  May 17, 2000



ALTERA CORPORATION
101 Innovation Drive
San Jose, CA 95134

        RE:    REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Altera Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission on or about May 17, 2000, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 163,200 shares (the "Shares") of your Common Stock which shares are reserved for issuance pursuant to options granted to employees of Altera Ottawa Co. and Altera Toronto Co. (the "Subsidiaries") pursuant to written agreements with such employees in connection with the Company's acquisition of the Subsidiaries. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with said issuance and sale of the Shares pursuant to such agreements.

        It is our opinion that the Shares when issued and sold in the manner described in the Registration Statement and accompanied by a current applicable prospectus will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                         Very truly yours,

                                         MORRISON & FOERSTER LLP